Exhibit 99

For immediate release:	Media Contact:
September 30, 2013	Joan Campion
(212) 733-2798

Investor Contact:
Suzanne Harnett
(212) 733-8009

Shantanu Narayen Elected To Pfizer’s Board Of Directors

NEW YORK, N.Y., September 30 – Pfizer Inc. today announced the election of Shantanu Narayen to its Board of Directors, effective September 27, 2013.  Mr. Narayen also was appointed to the Corporate Governance and Science and Technology Committees of Pfizer’s Board.

Mr. Narayen, 50, is the President and Chief Executive Officer (CEO) of Adobe Systems Incorporated and serves on Adobe’s Board of Directors.  Prior to his appointment as CEO in December 2007, he held various leadership positions at Adobe, including President and Chief Operating Officer, Executive Vice President of Worldwide Products, Senior Vice President of Product Development, and Vice President and General Manager of the Engineering Technology Group.

Mr. Narayen is a member of the U.S. President's Management Advisory Board, established in 2010 to provide advice on how to implement best business practices, including the application of technology, on matters related to federal government management and operation.  He is a director of Dell Inc., serves on the Advisory Board of the Haas School of Business, University of California at Berkeley, and is President of the board of the Adobe Foundation, which funds philanthropic initiatives around the world.

“We are pleased to welcome Shantanu Narayen to Pfizer’s Board of Directors.  He brings both leadership experience and a strong technology background to Pfizer’s Board and will be an excellent asset to the company,” stated Ian Read, Pfizer’s chairman and chief executive officer.  “The addition of Shantanu Narayen to our Board helps ensure that Pfizer will continue to benefit from a diversity of experience.”

Mr. Narayen received a bachelor's degree in electronics engineering from Osmania University in India, a master's degree in computer science from Bowling Green State University and a master's degree in business administration from the Haas School of Business.

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